Exhibit 10.15

STRAND STRATEGY
 AMENDED AND RESTATED AGREEMENT, TERMS & CONDITIONS

This Amended and Restated Agreement is made and entered into, effective as of December 1, 2016, by and between Strand Strategy ("Strand Strategy"), a healthcare consulting firm located at 419 NW Albemarle Terrace, Portland, Oregon, USA, and Integrity Applications, Inc. (“Client”), a Delaware corporation, whose business address is 19 Ha’Yahalomim St., Ashdod ISRAEL, for the purpose of setting forth the exclusive terms and conditions by which Client will retain Strand Strategy’s services as an independent contractor on a temporary basis.

In consideration of the mutual obligations specified in this Agreement, and compensation paid to Strand Strategy, the parties agree to the following:

1.   Work, Term And Payment.  Strand Strategy agrees to perform for the Client the services described in Exhibit A hereto (“Services”), and the Client agrees to pay Strand Strategy the compensation under the terms set forth in Exhibit A.  The term of this Agreement shall be as set forth in Exhibit A.  Strand Strategy or Client may terminate this Agreement, effective immediately upon written notice to the party to this Agreement, if the other party materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the other party does not cure such breach within 5 days after receipt of written notice of such breach.

2.   Nondisclosure And Trade Secrets.  During the term of this Agreement and in the course of performance hereunder, Strand Strategy and Client may receive and otherwise be exposed to confidential and proprietary information relating to each party’s technologies, products, business practices and strategies.  Such confidential and proprietary information may include, but not be limited to, confidential and proprietary information supplied with the legend "Confidential" or equivalent legend, Client financial information, intellectual property, scientific data, clinical data and communications which are created or developed under this Agreement and information of third parties as to which Client or Strand Strategy has an obligation of confidentiality (collectively referred to as "Information").  Strand Strategy and Client acknowledge the confidential and secret character of the Information.  Accordingly, each party agrees not to reproduce any of the Information, not to use the Information except in the performance of this Agreement, and not to disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement, without the prior written consent of the other party.

3.   Intellectual Property Rights.  The Client is and shall be the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”) therein.  Strand Strategy agrees that the Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for the Client.  If, for any reason, any of the Deliverables do not constitute a “work made for hire,” Strand Strategy hereby irrevocably assigns to the Client, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.  Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”).  Strand Strategy hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Strand Strategy may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.  Upon the request of the Client, Strand Strategy shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Client to prosecute, register, perfect, record, or enforce its rights in any Deliverables.  In the event the Client is unable, after reasonable effort, to obtain Strand Strategy’s signature on any such documents, Strand Strategy hereby irrevocably designates and appoints the Client as its agent and attorney-in-fact, to act for and on its behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Deliverables with the same legal force and effect as if Strand Strategy had executed them.  Strand Strategy agrees that this power of attorney is coupled with an interest.  Strand Strategy has no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Deliverables and has no right or license to use the Client’s trademarks, service marks, trade names, trade names, logos, symbols, or brand names.

4.   Representations and Warranties.Strand Strategy represents and warrants that, to the best of its knowledge, it has good and marketable title to all of the inventions, Information, material, or work product made, created, conceived, written, invented or provided pursuant to the provisions of this Agreement (“Work Product”).  Strand Strategy further warrants that the Work Product is and shall be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties of any right, title or interest in or to the Work Product arising out of any trade secret, copyright or patent.  Strand Strategy shall have no liability under this Section 4 for any Work Product created in accordance with detailed and specific instructions provided to Strand Strategy by Client.

5.   Compliance With Applicable Laws.  Strand Strategy warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable federal, state and local laws and regulations as well as any applicable foreign laws and regulations.

6.   Independent Contractor.  Strand Strategy is and shall perform the Services as an independent contractor to the Client.  Nothing in this Agreement shall in any way be construed to constitute Strand Strategy as an agent, employee or representative of the Client as a result of its performance of the Services hereunder.  Without limiting the generality of the foregoing, Strand Strategy is not authorized to bind Client to any liability or obligation or to represent that Strand Strategy has any such authority.

7.   Survival.  The terms and conditions of Section 2, Section 3, Section 4 and Section 6 shall survive the expiration or termination of this Agreement.

8.   General.  The parties' rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.  This Agreement and its Exhibits attached hereto and hereby incorporated herein constitute the parties' final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter.  This Agreement may not be waived, modified, amended or assigned unless mutually agreed upon in writing by both parties.  In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of this Agreement.  This Agreement shall be governed by the laws of the State of Delaware, excluding its conflicts of laws principles.  Any notices required or permitted hereunder shall be given to the appropriate party at such address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery, electronic mail, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

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In Witness Whereof, the parties hereto have executed this Agreement effective as of the date first set forth above.

Strand Strategy	Client Integrity Applications, Inc.

By:__________________________________	By:__________________________________

Angela Strand [Print Name]	_____________________________________ [Print Name]

Managing Director, Strand Strategy [Title]	_____________________________________ [Title]

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EXHIBIT A

DELIVERABLES

1.
Capital markets strategy, investor relations and public relations strategy and support, including meetings with potential and existing investors, investment bankers and presentations at investor conferences.

2.	Business development strategy and support, to include facilitating ongoing discussions with interested potential strategic partners.
3.	Work with the commercialization team to advance ongoing launch activities.
4.	Support as needed for US based clinical trials preparations.

TERM, COMPENSATION, RESOURCES & BUDGET

FEES
December:	$20,000
January:	$20,000
February:	$20,000

Fees payable in 25% cash/ 75% Common Stock of the Company

Terms: net $5,000 payment cash monthly ($15,000 total); 10,000 shares of Common Stock.

Travel and other expenses, if applicable, will be billed separately on a pre-approved basis.

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